                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                        ____________________

                            SCHEDULE 13G
                           (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                      PURSUANT TO RULE 13d-2(b)
                        (Amendment No. ___ )*

                      TRICO MARINE SERVICES INC
     ___________________________________________________________
                          (Name of Issuer)

                            COMMON STOCK
     ___________________________________________________________
                   (Title of Class of Securities)

                              896106200
                   ______________________________
                           (CUSIP Number)

                         September 25, 2006
     ___________________________________________________________
       (Date of Event Which Requires Filing of this Statement)

Check the  appropriate  box to designate  the Rule  pursuant to which this Schedule is filed:

                         [X] Rule 13d - 1(b)
                         [ ] Rule 13d - 1(c)
                         [ ] Rule 13d - 1(d)

*    The  remainder  of this  cover  page  shall be filled  out for a reporting  person's  initial  filing on this form with respect to the subject  class  of  securities,  and  for  any  subsequent  amendment containing  information which would alter  disclosures  provided in a prior cover page.

     The  information  required on the  remainder  of this page shall not be deemed to be  "filed"  for the  purpose  of  Section 18 of the
Securities  Exchange Act of 1934 ("Act") or otherwise  subject to the liabilities  of that  section  of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

-----------------                          --------------
CUSIP         No            13G            Page 2 of 15
628858102                                      Pages
-----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America Corporation
       56-0906609

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                 777,138
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE             777,138
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 777,138
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   5.27%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      HC
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       NB Holdings Corporation
       56-1857749

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF A
       GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                 490,642
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE             490,642
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 490,642
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   3.33%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      HC
---------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America, NA
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                           United States
---------------------------------------------------------
---------------------------------------------------------
                                                   7,516
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                 206,354
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                 5,080
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE             208,790
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 213,870
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   1.45%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      BK
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Banc of America Securities Holdings Corporation
       56-2103478

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                 276,772
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE             276,772
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 276,772
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   1.88%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      HC
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Banc of America Securities LLC
       56-2058405

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                 276,772
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE               276,772
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE                   0
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 276,772
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   1.88%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      BD
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       NMS Services Inc.
       52-2082247

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF A
       GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE            286,496*
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                286,496*
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                  1.94%*
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      CO
---------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

* The filing of this  statement  shall not be  construed  as an  admission that Bank of America  Corporation  is for the purposes of Section 13(d) or
13(g) of the Act, the beneficial  owner of any securities  covered by this statement.

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Columbia Management Group, LLC
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                 206,354
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE             206,354
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 206,354
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   1.40%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      PN
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Columbia Management Advisors, LLC
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                 206,354
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE               206,354
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE                   0
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 206,354
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   1.40%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      PN
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:
         Trico Marine Services, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:
         250 North American Court, Houma, LA  70363

Item 2(a).    Name of Person Filing:

         Bank of America Corporation
         NB Holdings Corporation
         Bank of America N.A.
         Banc of America Securities Holdings Corporation
         Banc of America Securities LLC
         NMS Services Inc.
         Columbia Management Group, LLC
         Columbia Management Advisors, LLC

Item 2(b).    Address  of  Principal  Business  Office  or,  if None,
         Residence:

         Each  Reporting  Person  has its or his  principal  business office at 100 North Tryon Street,  Floor 25, Bank of America
         Corporate Center, Charlotte, NC 28255.

Item 2(c).    Citizenship:

         Bank of America Corporation     Delaware
         NB Holdings Corporation         Delaware
         Bank of America N.A.            United States
         Banc of America Securities Holdings Corporation   Delaware
         Banc of America Securities LLC  Delaware
         NMS Services Inc.               Delaware
         Columbia Management Group, LLC  Delaware
         Columbia Management Advisors, LLC   Delaware

Item 2(d).    Title of Class of Securities:

         Common Stock

Item 2(e).    CUSIP Number:
         896106200

Item 3.  If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or
         13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)  [ ] Broker or dealer  registered  under  Section 15  of the Exchange Act.
         (b)  [  ]  Bank  as  defined  in   Section 3(a)(6)   of  the
         Exchange Act.
         (c)  [ ]  Insurance  company as defined in  Section 3(a)(19)
              of the Exchange Act.
         (d)  [ ] Investment  company  registered  under Section 8 of the Investment Company Act.
         (e)  [  ]  An   investment   adviser  in   accordance   with
         Rule 13d-1(b)(1)(ii)(E).
         (f)  [ ] An  employee  benefit  plan  or  endowment  fund in accordance with Rule 13d-1(b)(1)(ii)(F).
         (g)  [X] A parent  holding  company  or  control  person  in accordance with Rule 13d-1(b)(1)(ii)(G).
         (h)  [ ] A savings  association  as defined in  Section 3(b)
              of the Federal Deposit Insurance Act.
         (i)  [  ]  A  church   plan  that  is   excluded   from  the
              definition  of  an  investment  company  under  Section
              3(c)(14) of the Investment Company Act.
         (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c),  check this box.  [  ]

Item 4.  Ownership:

         With respect to the  beneficial  ownership of the  reporting person,  see Items 5 through  11 of the cover  pages to this
         Schedule 13G, which are incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class:

         If this  statement is being filed to report the fact that as of the date  hereof  the  reporting  person has ceased to be the beneficial  owner of more than five percent of the class
         of securities, check the following  [    ].

Item 6.  Ownership  of More than Five  Percent  on Behalf of  Another
         Person:

         Not applicable.

Item 7.  Identification  and  Classification  of the Subsidiary Which
         Acquired  the  Security  Being  Reported  on by  the  Parent
         Holding Company or Control Person:

         With    respect    to    Subsidiary    Identification    and
         Classification,  see Items 5 through  11 of the cover  pages to this  Schedule  13G,  which  are  incorporated  herein by reference.

Item 8.  Identification and Classification of Members of the Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         By signing below each of the undersigned  certifies that, to the best of such  undersigned's  knowledge  and belief,  the securities  referred to above were  acquired and are held in the  ordinary  course of business  and were not acquired and are not for the  purpose of or with the  effect of  changing or  influencing  the control of the issuer of the securities and were not  acquired and are not held in  connection  with or as a participant in any  transaction  having that purpose or effect.

                                SIGNATURE

After reasonable  inquiry and to the best of my knowledge and belief,
I certify that the  information  set forth in this statement is true, complete and correct.

Dated:   October 10, 2006

Bank of America Corporation
NB Holdings Corporation
Bank of America NA

By:      /s/ Charles F Bowman
     _____________________
     Charles F. Bowman
     Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors, LLC

By:      /s/ Keith Banks
     _____________________
     Keith Banks
     President

Banc of America Securities Holdings Corporation

By:      /s/ Robert Qutub
     _____________________
     Robert Qutub
     President

Banc of America Securities LLC

By:      /s/ Richard E. Konefal
     _____________________
     Richard E. Konefal
     Senior Vice President

NMS Services Inc.

By:      /s/ Michelle Bacal
     _____________________
     Michelle Bacal
     Vice President

                                                         Exhibit 99.1

                  EXHIBIT 99.1 - JOINT FILING AGREEMENT

     The   undersigned   hereby  agree  that  they  are  filing  this
statement  jointly  pursuant  to  Rule  13d-1(k)(1).  Each of them is responsible  for  the  timely  filing  of such  Schedule  13G and any amendments  thereto,  and for the  completeness  and  accuracy of the information  concerning such person  contained  therein;  but none of
them  is  responsible  for  the   completeness  or  accuracy  of  the
information  concerning the other persons  making the filing,  unless such person knows or has reason to believe that such  information  is inaccurate.

     In  accordance  with  Rule  13d-1(k)(1)  promulgated  under  the
Securities  and Exchange  Act of 1934,  as amended,  the  undersigned hereby  agree to the joint  filing  with each other on behalf of each of them of to such a statement  on Schedule  13G with  respect to the common  stock  of  beneficially  owned by each of  them.  This  Joint
Filing  Agreement  shall be included  as an exhibit to such  Schedule
13G.

Dated:   October 10, 2006

Bank of America Corporation
NB Holdings Corporation
Bank of America NA

By:      /s/ Charles F Bowman
     _____________________
     Charles F. Bowman
     Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors LLC

By:      /s/ Keith Banks
     _____________________
     Keith Banks
     President

Banc of America Securities Holdings Corporation

By:      /s/ Robert Qutub
     _____________________
     Robert Qutub
     President

Banc of America Securities LLC

By:      /s/ Richard E. Konefal.
     _____________________
     Richard E. Konefal
     Senior Vice President

NMS Services Inc.

By:      /s/ Michelle Bacal
     _____________________
     Michelle Bacal
     Vice President